                             UNDERWRITING AGREEMENT

       UNDERWRITING AGREEMENT made this 26th day of April, 2001, by and between Farm Bureau Life Insurance Company ("Farm Bureau"), an Iowa corporation, on its own behalf and on behalf of Farm Bureau Life Variable Account and Farm Bureau Life Annuity Account ("Accounts"), and EquiTrust Marketing Services, LLC ("EquiTrust Marketing"), a Delaware limited liability company.

                                   WITNESSETH

       WHEREAS, Farm Bureau has established and maintains the Accounts, segregated investment accounts, pursuant to the laws of the State of Iowa for the purpose of selling flexible premium deferred variable universal life policies and flexible premium last survivor variable universal life policies (the "Policies") and individual flexible premium deferred variable annuity contracts (the "Contracts"), to commence after the effectiveness of the registration statement for the Policies and Contracts as filed with Securities and Exchange Commission (the "SEC") on Form S-6 and Form N-4, respectively, pursuant to the Securities Act of 1933, as amended (the "1933 Act"); and

       WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the "1940 Act:"); and

       WHEREAS, EquiTrust Marketing is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the National Association of Securities Dealers, Inc. (the "NASD"); and

       WHEREAS, the parties desire to have EquiTrust Marketing act as principal underwriter for the Accounts and assume such supervisory responsibility as is required by federal and state securities law and applicable requirements of the NASD for the securities activities of any "person associated" (as that term is defined in Section 3(a)(18) of the 1934 Act) with EquiTrust Marketing, including Farm Bureau personnel, and engaged directly or indirectly in Farm Bureau's variable life and annuity operations (the "associated persons"); and

       WHEREAS, Farm Bureau and the Accounts desire to have the Policies and Contracts sold and distributed through EquiTrust Marketing, and EquiTrust Marketing is willing to sell and distribute such Policies and Contracts, under the terms stated herein.

NOW THEREFORE, the parties hereto agree as follows:

1.     DISTRIBUTOR AND PRINCIPAL UNDERWRITER

Farm Bureau grants to EquiTrust Marketing the right to be, and EquiTrust Marketing agrees to serve as, distributor and principal underwriter of the Policies and Contracts during the term of this Agreement. EquiTrust Marketing agrees to use its best efforts to solicit applications for the Policies and Contracts, and to undertake to provide sales services relative to the Policies and Contracts and otherwise to perform all duties and functions which are necessary and proper for the distribution of the Policies and Contracts.

2.     PREMIUM PAYMENTS

All premium payments or other monies payable for the Policies and Contracts shall be paid or remitted in full by or on behalf of Policy owners directly to Farm Bureau or its designated servicing agent together with such applications, forms and other documentation as may be required by Farm Bureau. Checks or money orders in payment of premiums or other monies payable shall be drawn to the order of "Farm Bureau Life Insurance Company." Farm Bureau will retain all such payments except to the extent such payments are allocated to the Accounts.

3.     SALES IN ACCORDANCE WITH CURRENT PROSPECTUS

EquiTrust Marketing agrees to offer the Policies and Contracts for sale in accordance with the current prospectuses therefor. EquiTrust Marketing is not authorized to give any information or to make any representations concerning the Policies and Contracts other than those contained in the current prospectuses therefor filed with the SEC or in such sales literature as may be developed and authorized by Farm Bureau.

4.     PROSPECTUSES AND PROMOTIONAL MATERIALS

On behalf of the Accounts, Farm Bureau shall furnish EquiTrust Marketing with copies of all prospectuses, financial statements, and other documents which EquiTrust Marketing reasonably requests for use in connection with the distribution of the Policies and Contracts. Farm Bureau shall have responsibility for preparing, filing and printing all required prospectuses and/or registration statements in connection with the Policies and Contracts and the payment of all related expenses. EquiTrust Marketing and Farm Bureau shall cooperate fully in the design, draft, and review of sales promotion materials and the preparation of individual sales proposals related to the sale of the Policies and Contracts. EquiTrust Marketing shall not use any such materials not provided or approved by Farm Bureau.

5.     COMPLIANCE WITH APPLICABLE LAWS

EquiTrust Marketing represents that it is duly registered as a broker-dealer under the 1934 Act and is a member in good standing of the NASD and, to the extent necessary to offer the Policies and Contracts, shall be duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. EquiTrust Marketing shall be responsible for carrying out its sales and underwriting obligation hereunder in continued compliance with the NASD Rules of Fair Practice and federal and state securities laws and regulations. Without limiting the generality of the foregoing, EquiTrust Marketing agrees that it shall be fully responsible for:

(a) ensuring that no person shall offer or sell the Policies and Contracts on its behalf until such person is duly registered as a representative of EquiTrust Marketing, duly licensed and appointed by Farm Bureau under applicable state insurance law, and appropriately licensed, registered or otherwise qualified to offer and sell such Policies and Contracts under the federal securities laws and any applicable securities laws of each state or other jurisdiction in which such Policies and Contracts may be lawfully sold, in which Farm Bureau is licensed to sell the Policies and Contracts and in which such persons shall offer or sell the Policies and Contracts; and

(b) training, supervision, and control of all such persons for purposes of complying on a continuous basis with the NASD Conduct Rules and with federal and state securities laws requirements applicable in connection with the offering and sale of the Policies and Contracts. In this connection EquiTrust Marketing shall:

       (i) conduct such training (including the preparation and utilization of training materials) as in the opinion of EquiTrust Marketing is necessary to accomplish the purposes of this Agreement;

       (ii) establish and implement reasonable written procedures for supervision of sales practices of associated persons or brokers selling the Policies and Contracts;

       (iii) establish branch offices and offices of supervisory jurisdiction, as necessary or appropriate; and

       (iv) take reasonable steps to ensure that the various sales representatives associated with it shall not make recommendations to an applicant to purchase a Policy or Contract in the absence of reasonable grounds to believe that the purchase of the Policy or Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a sales representative after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood of whether the applicant will persist with the Policy or Contract for such a period of time that Farm Bureau's acquisition costs are amortized over a reasonable period of time.

6.     SALES AGREEMENTS

EquiTrust Marketing is hereby authorized to enter into separate written agreements, on such terms and conditions as EquiTrust Marketing may determine not inconsistent with this Agreement, with broker-dealers which agree to participate in the distribution of the Policies and Contracts and to use their best efforts to solicit applications for the Policies and Contracts. All such sales agreements shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and its representatives with applicable federal and state securities laws. Such broker-dealers and their agents or representatives soliciting applications for the Policies and Contracts shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such Policies and Contracts under the federal securities laws, the state insurance laws and any applicable state securities laws of each state or other jurisdiction in which such Policies and Contracts may be lawfully sold and in which Farm Bureau is licensed to sell the Policies and Contracts.

Each such organization shall be both registered as a broker-dealer under the 1934 Act and a member of the NASD.

Applications for the Policies and Contracts solicited by such organizations through their representatives shall be forwarded to Farm Bureau. All payments for the Policies and Contracts shall be made by check payable to "Farm Bureau Life Insurance Company" and remitted promptly by such organizations to Farm Bureau as agent for EquiTrust Marketing. All broker-dealers who agree to participate in the distribution of the Policies and Contracts shall act as independent contractors and nothing herein contained shall constitute such broker-dealers or their agents or employees as employees of Farm Bureau in connection with the sale of the Policies and Contracts.

7.     INSURANCE LICENSES

Designated persons associated with EquiTrust Marketing, or with other independent broker-dealers which have entered into agreements with EquiTrust Marketing for the sale of the Policies and Contracts, who maintain the proper insurance licenses in the appropriate states or jurisdictions shall be appointed with Farm Bureau, provided that Farm Bureau reserves the right to refuse to appoint any proposed registered representatives as an agent or broker, and to terminate an agent or broker once appointed.

8.     MAINTENANCE OF BOOKS, RECORDS AND ACCOUNTS

Farm Bureau and EquiTrust Marketing shall cause to be maintained and preserved, for the periods prescribed, such accounts, books and other documents as are required of them by the 1940 Act, the 1934 Act and any other applicable laws and regulations. The books, accounts and records of Farm Bureau, the Accounts, and EquiTrust Marketing as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions.

As agent for and on behalf of EquiTrust Marketing, Farm Bureau shall maintain such books and records of EquiTrust Marketing pertaining to the sale of the Policies and Contracts and required by the 1934 Act as may be mutually agreed upon from time to time by Farm Bureau and EquiTrust Marketing; provided that such books and records shall be the property of EquiTrust Marketing and shall at all times be subject to such reasonable periodic, special or other examination by the SEC and all other regulatory bodies having jurisdiction. In addition, Farm Bureau will maintain records of all sales commissions paid to associated persons of EquiTrust Marketing in connection with the sale of the Policies and Contracts. Farm Bureau, as agent for EquiTrust Marketing, shall be responsible for sending all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by Farm Bureau and EquiTrust Marketing.

EquiTrust Marketing shall have the responsibility for maintaining the records of associated persons of EquiTrust Marketing who are licensed, registered, and otherwise qualified to sell the Policies and Contracts, and for furnishing periodic reports thereto to Farm Bureau. EquiTrust Marketing shall cause Farm Bureau to be furnished with such other reports as Farm Bureau may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of Iowa and any other applicable states or jurisdictions.

9.     COSTS AND EXPENSES BORNE BY EQUITRUST MARKETING

EquiTrust Marketing shall bear the costs and expenses of: (a) services, materials, and supplies required to be supplied by EquiTrust Marketing pursuant to the terms of this Agreement and (b) training and supervision of associated persons.

10.    COMPENSATION FOR EQUITRUST MARKETING'S SERVICES

As compensation for EquiTrust Marketing's assumption of the costs and expenses set forth in Section 9 hereof, the sales services rendered by EquiTrust Marketing and the associated persons of EquiTrust Marketing, and the continuing obligations herein, Farm Bureau shall pay: (a) an annual fee, payable monthly, at a rate equal to $200 multiplied by the number of associated persons of EquiTrust Marketing; (b) all commissions or other fees or amounts which are due or otherwise payable to associated persons of EquiTrust Marketing in accordance with the compensation schedules attached to the associated persons agreements for the sale of the Policies and Contracts as may be revised from time to time by EquiTrust Marketing and in accordance with the election form of associated persons, if applicable; and (c) such compensation as is due under dealer sales agreements that EquiTrust Marketing and Farm Bureau enter into with other broker-dealers pursuant to Section 6 hereof.

11.    PAYMENT ARRANGEMENT

In accordance with the terms of the Letters of Instruction dated the same date as this Agreement and attached hereto as Exhibits A and B, as they may be amended from time to time hereafter, from EquiTrust Marketing to Farm Bureau, Farm Bureau will forward commissions payable to designated associated persons of EquiTrust Marketing as paying agent on behalf of EquiTrust Marketing and will maintain the books and records reflecting such payments in accordance with the requirements of the 1934 Act on behalf of EquiTrust Marketing. Farm Bureau acknowledges and agrees that its services in this regard are purely ministerial and clerical in nature and shall not interfere with the control and supervision exercised by EquiTrust Marketing over its associated persons with regard to the Policies and Contracts. Farm Bureau further acknowledges and agrees that EquiTrust Marketing shall not be liable to any party for commissions payable hereunder. Farm Bureau may delegate its responsibility to pay compensation or commissions pursuant to this Section 11 to any other insurer affiliated with Farm Bureau, in its discretion, provided such insurer agrees to comply with the provisions hereof applicable to the payment of such compensation or commissions. Farm Bureau shall have no right to compensation for the performance of any activities pursuant to this Section 11. Associated persons of EquiTrust Marketing shall have no interest in this Agreement or right to any compensation to be paid by or on behalf of EquiTrust Marketing hereunder prior to their receipt thereof.

12.    INDEMNIFICATION

Farm Bureau agrees to indemnify EquiTrust Marketing for any losses incurred as a result of any action taken or omitted by Farm Bureau or any of its officers, agents, or employees in performing their responsibilities under this Agreement in good faith and without willful misfeasance, gross negligence, or reckless disregard of such obligations.

13.    INVESTIGATIONS AND PROCEEDINGS

EquiTrust Marketing and Farm Bureau agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Policies and Contracts distributed under this Agreement. EquiTrust Marketing and Farm Bureau further agree to cooperate fully in any securities regulatory inspection, inquiry, investigation or proceeding or any judicial proceeding with respect to Farm Bureau, EquiTrust Marketing, their affiliates, or the associated persons to the extent that such inspection, inquiry, investigation or proceeding is in connection with the Policies and Contracts distributed under this Agreement. Without limiting the foregoing:

       (a) EquiTrust Marketing will be notified promptly of any customer complaint or notice of any regulatory inspection, inquiry, investigation or proceeding or judicial proceeding received by Farm Bureau with respect to EquiTrust Marketing or any associated person or which may affect Farm Bureau's issuance of any Policy or Contract marketed under this Agreement; and

       (b) EquiTrust Marketing will promptly notify Farm Bureau of any customer complaint or notice of any regulatory inspection, inquiry, investigation or proceeding received by EquiTrust Marketing or its affiliates with respect to EquiTrust Marketing or any associated person in connection with any Policy or Contract distributed under this Agreement or any activity in connection with any such Policy or Contract. In the case of a customer complaint, EquiTrust Marketing and Farm Bureau will cooperate in investigating such complaint and arrive at a mutually satisfactory response.

14.    TERMINATION

This Agreement may be terminated by either party hereto upon 60 days' written notice to the other party without the payment of any penalty. This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given. This Agreement may be terminated at any time upon the mutual written consent of the parties hereto. This Agreement shall terminate automatically if it shall be assigned.

Upon termination of this Agreement, all authorizations, rights and obligations hereunder shall cease except (a) the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Policies and Contracts in effect at the time of termination or issued pursuant to applications received by Farm Bureau prior to termination, and (b) the agreements contained in 12 hereof.

15.    EXCLUSIVITY

The services of EquiTrust Marketing hereunder are not to be deemed exclusive and EquiTrust Marketing shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with hereby.

16.    REGULATION

This Agreement shall be subject to the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

EquiTrust Marketing shall submit to all regulatory and administrative bodies having jurisdiction over the operations of Farm Bureau or the Accounts, present or future, and will provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations. Without limiting the generality of the foregoing, EquiTrust Marketing shall furnish the Iowa Department of Insurance with any information or reports which the Department may request in order to ascertain whether the variable life operations of Farm Bureau are being conducted in a manner consistent with the Department's variable life insurance regulations and any other applicable law or regulations.

17.    SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

18.    APPLICABLE LAW

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

Attest:

FARM BUREAU LIFE INSURANCE COMPANY

/s/ William J. Oddy

William J. Oddy,
Chief Executive Officer and Management Director


Attest:

EQUITRUST MARKETING SERVICES, LLC

/s/ Dennis M. Marker

Dennis M. Marker,
Vice President - Investment Administration

                                    EXHIBIT A
                 [EquiTrust Marketing Services, LLC Letterhead]
      [Letter of Instruction from EquiTrust Marketing to Farm Bureau Life]


Farm Bureau Life Insurance Company


To Whom it May Concern:

       With reference to the agreement (the "Agreement") between you and the undersigned regarding the payment of commissions for securities transactions to our associated persons ("Reps"), you are hereby directed to follow these instructions:

       - You shall pay commissions to Reps for the sale of securities effected on behalf of EquiTrust Marketing in accordance with the compensation schedules currently in effect. In addition, you shall pay commissions on an annualized basis as directed by a Rep's election form, if applicable. You shall be responsible for any losses incurred as the result of commissions being paid in advance on premiums which were not received and retained by Farm Bureau.
       - You shall pay overwrite commissions to Agency Managers in the life-only states for the sale of securities effected by Reps on behalf of EquiTrust Marketing in accordance with the compensation schedules currently in effect.
       - You will be furnished information regarding compensation payable to each Rep and Agency Manager for each processing period through the company's internal life policy service system, which information may include instructions with regard to the payment of advances on commissions payable as well as instructions with regard to annualized payment, if applicable.
       - You will pay gross commissions to each Rep and Agency Manager and these amounts will be recorded on EquiTrust Marketing's accounting records via book entry.
       - Payments made to Reps and Agency Managers may be aggregated with other compensation payable for other products and services for which you act as payor.
       - You must furnish a statement to each Rep or Agency Manager detailing the compensation paid on behalf of EquiTrust Marketing and indicating that such portion is paid on behalf of EquiTrust Marketing.
       - You may make deductions from commissions that have been authorized by EquiTrust Marketing or by the Rep or Agency Manager and are authorized to make any deductions from compensation payable to a Rep or Agency Manager, such as wage garnishments ordered by a court of competent jurisdiction against such Rep or Agency Manager.

       - You will reimburse to EquiTrust Marketing any commissions previously paid to a Rep or Agency Manager as an advance on commissions payable if premiums are not received or if that Rep or Agency Manager and terminates his contract with you and EquiTrust Marketing.
       - You will furnish us on a monthly basis with a report concerning compensation paid by you during the month pursuant to the Agreement.


[Signed: EquiTrust Marketing Services, LCC]

                                    EXHIBIT B
                 [EquiTrust Marketing Services, LLC Letterhead]
     [Letter of Instruction from EquiTrust Marketing to Farm Bureau Mutual]


Farm Bureau Mutual Insurance Company


To Whom it May Concern:

         With reference to the agreement (the "Agreement") between you and the undersigned regarding the payment of commissions for securities transactions to our Agency Managers, you are hereby directed to follow these instructions:

       - You shall pay overwrite commissions to Agency Managers in the multi-line states for the sale of securities effected by registered representatives on behalf of EquiTrust Marketing in accordance with the compensation schedules currently in effect.
       - You will be furnished information regarding compensation payable to each Agency Manager for each processing period through the company's internal policy service system.
       - You will pay overwrite commissions to each Agency Manager and these amounts will be recorded on EquiTrust Marketing's accounting records via book entry.
       - Payments made to Agency Managers may be aggregated with other compensation payable for other products and services for which you act as payor.
       - You must furnish a statement to each Agency Manager detailing the compensation paid on behalf of EquiTrust Marketing and indicating that such portion is paid on behalf of EquiTrust Marketing.
       - You may make deductions from commissions that have been authorized by EquiTrust Marketing or by the Agency Manager and are authorized to make any deductions from compensation payable to an Agency Manager, such as wage garnishments ordered by a court of competent jurisdiction against such Agency Manager.
       - You will reimburse to EquiTrust Marketing any commissions previously paid to a Agency Manager as an advance on commissions payable if premiums are not received or if that Agency Manager terminates his contract with you and EquiTrust Marketing.
       -      You will furnish us on a monthly basis with a report concerning compensation paid by you during the month pursuant to the
              Agreement.


[Signed: EquiTrust Marketing Services, LCC]